Exhibit 99.6(t)(xiii)

SAMPLE

College Retirement Equities Fund
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Roth IRA Certificate

Participant: [John D. Professor] Certificate Number: [Mxxxxxx-x] Date of Issue: [01-01-2003]

This is a certificate between you, the participant, and us, College Retirement Equities Fund (CREF). This page refers briefly to some of the features of this certificate. The next pages set forth in detail the rights and obligations of both CREF and you under the certificate. PLEASE READ YOUR CERTIFICATE. IT IS IMPORTANT.

GENERAL DESCRIPTION

All premiums must be IRA amounts that meet the requirements of section 408A of the Internal Revenue Code. You may allocate your CREF premiums to one or more of the CREF accounts described in your certificate.

Each premium allocated to a CREF account purchases a number of accumulation units representing your share in the CREF account. Accumulations in CREF accounts are not guaranteed and may increase or decrease depending primarily on investment results. You may convert your accumulation units to an income of annuity units in one or more of the CREF accounts.

You may withdraw all or part of your accumulation before starting to receive income and you may transfer all or part of your accumulation among the CREF accounts, or to your companion TIAA contract.

When you are ready to start receiving your income, you may choose an option from among those described in your certificate. If you die before you start receiving your income, your accumulation will provide a death benefit for your beneficiary.

30-Day Right to Examine Your Certificate. You have 30 days from the day you receive this certificate to examine it and to cancel it if you decide not to keep it. If you decide to cancel this certificate, send it and your request to CREF at the address shown above. Upon receipt of such request, CREF will refund the accumulated value of all premiums as of the date you mailed or delivered your request to us, plus premium taxes (if any) deducted from premiums paid. As of that date, this certificate will then be void and no benefits will be provided under it. If this certificate was issued as a result of a transfer from another contract or certificate issued by TIAA or CREF, the refund will be reinstated in such contract or certificate as of the date of cancellation.

This certificate does not guarantee any fixed-dollar benefits. It cannot be assigned and it does not provide for loans.

President and Chief Executive Officer

Individual Flexible Premium
Deferred Variable Unit-Annuity
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Your CREF Roth IRA Certificate

INDEX OF PROVISIONS

Section

Accounts
- Definition	1
- Deletion	60
Accumulation	3
Accumulation Units - Definition	2
Amendment - Right to Amend	66
Annuity Benefit
- Annuity Unit	5
- Unit-Annuity	23
Annuity Starting Date
- Change of	34
- Definition	4
Assignment - Void and of No Effect	56
Benefits
- Based on Incorrect Data	63
- Requests for	68
Business Day	7
Certificate	25
Claims of Creditors
- Protection Against	58
Commuted Value	8
Companion TIAA Contract	27
Compensation	9
Contestability	26
Correspondence with us	68
Death Benefit
- Beneficiary	6
- Changing the Beneficiary	40
- Definition	10
- Distribution Requirements	41
- Internal Transfers and Switches
Available to a Beneficiary	45
- Methods of Payment	42
- Naming Your Beneficiary	40
- Number of Annuity Units	43
- Payment of	39
- Payments after Death
of Beneficiary	44
Elections and Changes
- Procedure	68
Errors - Premium Received in Error	67
Exclusive Benefit	57
Funding Vehicle	11
Income Benefit
- Definition	12
- Internal Transfers and Switches
Under a Unit-annuity	38
- Number of Annuity Units	37
- Options	35
- Guaranteed or Fixed Period	36
- Starting Payments	34
Income Change Method	13
Internal Transfers
- Availability	46
- Crediting	48
- Definition	14
- Systematic Transfers	47
- To a TIAA Payout Annuity	49
IRA Amount	29
IRC	15
Lapse - Protection against	33
Laws and Regulations
- Compliance with	65
Loans
- Loans not available	56
Lump-sum Benefit
- Availability of	50
- Definition	16
- Effective Date	51
- Payment of	52
- Systematic Withdrawals	53
Modified Adjusted Gross Income	17
Non-Forfeiture of Benefits	59
Non-Roth IRA	18
Ownership	55
Payee	19
Payment to an Estate, Trustee, etc	61
Premiums
- Allocation of	31
- Definition	28
- Qualified Rollover Contribution	30
- Taxes	32
Proof of Survival	64
Report of Accumulation	54
Roth IRA	20
Rules of the Fund - Definition	21
Second Participant	22
Service of Process upon CREF	62
Valuation Day	24

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Your CREF Roth IRA Certificate

Your CREF Roth IRA Certificate

PART A: PARTICIPANT DATA

Participant:	[John D. Professor]
Social Security Number:	[xxx-xx-xxxx]
Date of Birth:	[12-20-1952]
Issue Date:	[01-01-2003]
Annuity Starting Date:	[01-01-2018]
Certificate Number:	[Mxxxxxx-x]
Companion TIAA Contract Number:	[Txxxxxx-x]

This certificate was made and delivered in the state of [New York]. The validity and effect of all rights and duties under this certificate are governed by the laws there in force.

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SAMPLE

College Retirement Equities Fund
730 Third Avenue, New York, NY 10017-3206
Telephone: [800-842-2733]

Endorsement to your Deferred Unit-Annuity Certificate

Effective Date: [Upon receipt / Attached at issue]

Please read this endorsement and attach it to your certificate. The purpose of this endorsement is to clarify the provisions of your certificate pertaining to the payment of death benefits. It does not take away any of the rights established under your certificate.

The value of any death benefit payments made under your certificate will be determined, in accordance with the Rules of the Fund, based on the value of the accumulation units to be paid, or converted to a unit-annuity, as of the date such payment or conversion is to be effective.

Your CREF Roth IRA Certificate

PART B: TERMS USED IN THIS CERTIFICATE

1.	Accounts. CREF maintains the following investment accounts, each with its own distinct investment portfolio:

[The CREF Stock Account maintains a broadly diversified portfolio consisting primarily of common stocks.

The CREF Global Equities Account maintains a broadly diversified portfolio consisting primarily of foreign and domestic common stocks.

The CREF Equity Index Account maintains a portfolio consisting primarily of domestic stocks selected to track the overall U.S. stock market.

The CREF Growth Account maintains a portfolio consisting primarily of common stocks that we believe present the opportunity for exceptional growth.

The CREF Social Choice Account maintains a portfolio consisting primarily of common stocks, investment grade fixed income securities and short-term debt securities.

The CREF Money Market Account maintains a portfolio consisting primarily of short-term debt securities and money market instruments.

The CREF Bond Market Account maintains a portfolio consisting primarily of investment grade fixed income securities.

The CREF Inflation-Linked Bond Account maintains a portfolio consisting primarily of inflation-indexed bonds issued by the U.S. Government and its agencies, foreign governments and corporate entities.]

In the future, CREF may establish other accounts with other investment portfolios, and may delete accounts as described in section 60.

2.	Accumulation units. Each CREF account maintains a separate accumulation unit value. The current value of each account’s accumulation unit is based on the market value of that account’s investments, and will be determined in accordance with the Rules of the Fund. The number of your accumulation units in any account under your certificate will be increased and decreased in accordance with the Rules of the Fund. The number will be increased if:

	A)	you allocate premiums to that account under your certificate; or
	B)	you transfer to that account under your certificate from another CREF account or from your companion TIAA contract;

and the number will be decreased if:

	C)	any premium taxes are deducted for that account;
	D)	any accumulation units from that account are applied to the payment of income benefits or death benefits;

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	E)	you elect a lump-sum benefit paid from that account; or
	F)	you elect an internal transfer from that account.

3.	Your accumulation is equal to the sum of the value of all of your accumulation units in all of the accounts under your certificate. Your accumulation will provide the benefits described in your certificate.

4.	Your annuity starting date is the date you exchange accumulation units for annuity units in order to provide unit-annuity payments. Your scheduled annuity starting date is shown on page 3. You may change your annuity starting date, as explained in section 34. You must begin to receive benefits no later than the first day of the month in which you attain age 90.

5.	An annuity unit is the unit of payment for all unit-annuity benefits. The value of an annuity unit changes from time to time to reflect the investment, mortality and expense experience of the account. There is a separate and distinct annuity unit value for each income change method within each CREF account. The value of each annuity unit is determined, using actuarial methods, in accordance with the Rules of the Fund.

6.	Beneficiaries are persons you name, in a form satisfactory to CREF as explained in section 40, to receive the death benefit if you die before your annuity starting date.

7.	A business day is any day that the New York Stock Exchange is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on the New York Stock Exchange, if earlier.

8.	The commuted (discounted) value is a one-sum amount paid in lieu of a series of payments that are not contingent upon the survival of a participant. The commuted value of a series of payments of annuity units is computed in accordance with the Rules of the Fund, in which it is referred to as the present value.

9.	Compensation is defined as wages, salaries, professional fees or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and includes earned income, as defined in IRC section 401(c)(2) (reduced by the deduction you take for contributions made to a self-employed retirement plan). For purposes of this definition, IRC section 401(c)(2) shall be applied as if the term trade or business for purposes of IRC section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in your gross income under IRC section 71 with respect to a divorce or separation instrument described in subparagraph (A) of IRC section 71(b)(2). If you are married and filing a joint return, your spouse’s compensation, if it is greater than yours, will be treated as your own compensation, but only to the extent that your spouse’s compensation is not being used for purposes of your spouse making a contribution to a Roth IRA or to a deductible or nondeductible Non-Roth IRA.

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10.	The death benefit is the current value of your accumulation under your certificate. It will be paid to your beneficiary under one of the methods set forth in Part E if you die before your annuity starting date.

11.	A funding vehicle is an annuity or an investment fund established to fund a Roth IRA.

12.	The income benefit is the variable income payable to you under one of the income options set forth in Part D. The first payment will be payable as of your annuity starting date.

13.	Income change method. Unit-annuity payments are determined under one of two income change methods. Under the annual income change method, the amount of each unit-annuity payment is revalued once each year. Under the monthly income change method, the amount of each unit-annuity payment is revalued every month. The revaluation dates are defined in the Rules of the Fund.

14.	An internal transfer is the movement of accumulations between CREF accounts, or between this certificate and your companion TIAA contract. The provisions concerning internal transfers are set forth in Part F.

15.	The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof and any successor statutory provisions.

16.	A lump-sum benefit is a withdrawal in a single sum of all or part of your accumulation. The provisions concerning lump-sum benefits are set forth in Part G.

17.	Your Modified Adjusted Gross Income (AGI) for a taxable year is as defined in IRC section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a Non-Roth IRA.

18.	A Non-Roth IRA is an IRA other than a Roth IRA.

19.	The payee is a person named to receive any periodic payments or amounts due under an income option or method of payment of the death benefit:

	A)	after your death, if the income option that had been chosen was a one-life unit-annuity with a guaranteed period or a fixed-period unit-annuity;
	B)	after the death of both you and your second participant, if the income option that had been chosen was a two-life unit-annuity with a guaranteed period; or
	C)	after the death of a beneficiary, if the death benefit payment method that had been chosen was a one-life unit-annuity with a guaranteed period or a fixed-period unit-annuity.

20.	A Roth IRA is an individual retirement annuity as described in IRC section 408A.

21.	The Rules of the Fund govern all matters affecting your participation in CREF to the extent such matters are not specifically provided in this certificate. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such

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Rules are effective only when approved by the Superintendent of Insurance of the State of New York as not being unfair, unjust, inequitable or prejudicial to the interest of anyone participating in CREF. A copy of the Rules of the Fund was furnished to you when this certificate was issued. You will be notified of all amendments to the Rules.

22.	The second participant is the person you name, if you choose to receive your income under a two-life unit-annuity, to receive an income for life if he or she survives you. You may name your spouse, or any other person eligible under CREF’s practices then in effect, to be a second participant.

23.	A unit-annuity is a series of periodic payments based on a specified number of annuity units payable at a stated payment frequency. Each unit-annuity payment is equal to the then current value of one annuity unit multiplied by the number of annuity units payable. The value of each annuity unit will change either once each year or once each month according to the income change method you select. A CREF unit-annuity may be\ comprised of annuity units payable under one or both income change methods from one or more CREF accounts. The number of annuity units to be paid and their then current value will be determined in accordance with the Rules of the Fund using actuarial methods. A unit-annuity benefit may be elected as described in Parts D and E.

24.	A valuation day is a day on which the dollar values of the accumulation units in the CREF accounts are established. The procedure for determining valuation days is contained in the Rules of the Fund.

PART C: CERTIFICATE AND PREMIUMS

25.	The certificate. We have issued this certificate in return for the first premium. Any endorsement or amendment of this certificate or waiver of any of its provisions will be valid only if in writing and signed by an executive officer of CREF.

26.	Contestability. The certificate is incontestable.

27.	Companion TIAA contract. Teachers Insurance and Annuity Association (TIAA) is a companion organization to CREF. TIAA issued a companion TIAA Roth IRA contract to you when you received this certificate. The contract number is shown on page 3.

28.	Premiums. All premiums must be IRA amounts, and each premium must be at least $100. CREF may accept premiums at any time before the annuity starting date or your prior death. Premiums will be credited to your certificate as of the end of the business day in which they are received by CREF at the location that CREF will designate by prior written notice.

29.	An IRA amount is any of the following:

	A)	a contribution to a Roth IRA as described in, and subject to, IRC section 408A, up to but not in excess of the annual limits described in IRC section 408A(c);

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Your CREF Roth IRA Certificate

B)	a transfer or rollover contribution as permitted in accordance with IRC sections 408A(c) and 408(d)(3) or as otherwise permitted by law; or
C)	a transfer or rollover contribution of amounts under a Simple IRA plan as described in IRC section 408(p) for an individual who began participation in the plan at least two years prior to the transfer or rollover.

All contributions must be in cash. Contributions on your behalf to all Roth IRAs for a taxable year, except in the case of a qualified rollover contribution or a recharacterization, as defined below, are subject to the following limits:

A)	Such contributions may not exceed the lesser of the applicable amount or your Compensation, per tax year.

The applicable amount is either 1. or 2., as follows:

	1.	If you are under age 50, it is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 and years after that.
	2.	If you are age 50 or older, it is $3,500 for any taxable year beginning in 2002 through 2004, $4,500 for any taxable year beginning in 2005, $5,000 for any taxable year beginning in 2006 through 2007 and $6,000 for any taxable year beginning in 2008 and years after that.

After 2008, the limits in 1. and 2. will be adjusted by the Secretary of Treasury for cost-of-living increases under IRC section 219(b)(5)(C). The adjustments will be in multiples of $500.

B)	The maximum allowable amount of such contributions per tax year is phased out ratably on the basis of Modified AGI and Federal Income Tax filing status, as follows:

	1.	For the “Single” or “Head of Household” filing status, the maximum is phased out between Modified AGI amounts of $95,000 and $110,000, with no contribution allowed for a Modified AGI of $110,000 or more.
	2.	For the “Joint” or “Qualifying Widow(er)” filing status, the maximum is phased out between Modified AGI amounts of $150,000 and $160,000, with no contribution allowed for a Modified AGI of $160,000 or more.
	3.	For a married person filing a separate return, the maximum is phased out between Modified AGI amounts of $0 and $10,000, with no contribution allowed for a Modified AGI of $10,000 or more.

C)	The maximum allowable amount of such contributions per tax year, as determined by A) and B) above, is reduced by any contributions made on your behalf, in that tax year, to any Non-Roth IRA other than a Coverdell Education Savings Account.

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Subject to the above limits, a contribution to a Non-Roth IRA may be recharacterized as a contribution to a Roth IRA pursuant to the rules set forth in the federal income tax regulations.

The dollar amounts associated with the above limits may, in the future, be changed by law or regulation. If these change, the new dollar amount limits will apply under your certificate.

30.	A Qualified Rollover Contribution is a rollover contribution that meets the requirements of IRC section 408(d)(3), except that the one-rollover-per-year rule of IRC section 408(d)(3)(B) does not apply if the rollover contribution is from a Non-Roth IRA. If, for the year the amount is distributed from a Non-Roth IRA,

	A)	you are married and file a separate return;
	B)	you are not married and have a modified AGI in excess of $100,000, or
	C)	you are married and you and your spouse have a combined modified AGI in excess of $100,000,

then such amount cannot be rolled over from a Non-Roth IRA to this IRA. For purposes of a qualified rollover contribution, you and your spouse are not treated as married for a taxable year if you have lived apart at all times during that taxable year and file separate returns for a taxable year.

31.	Allocation of premiums. You allocate premiums among the CREF accounts. You may change your allocation for future premiums at any time. We will allocate your premiums according to the most recent valid instructions we have received from you in a form acceptable to CREF. If no valid allocation instructions have been received, all premiums will be allocated to the CREF Money Market Account.

32.	Premium taxes. If state or local government premium taxes are incurred, they will be deducted from your certificate accumulation, to the extent permitted by law.

33.	Unconditional protection against lapse. Your certificate will not lapse after the first premium has been paid. No additional premiums are required.

PART D: YOUR INCOME BENEFIT

34.	Starting your income benefit. Payment of your income benefit will begin as of the annuity starting date you have chosen, if you are then living and:

	A)	you have chosen one of the income options set forth in section 35; and
	B)	if you choose a one-life unit-annuity, we have received proof of your age;
	C)	if you choose a two-life unit-annuity, we have received proof of your age and the age of your second participant.

If the requirements of this section have not been completed by the annuity starting date you have chosen, the annuity starting date will be deferred to a date after these requirements have been completed, or if earlier, to the first day of the month in which you attain age 90. You may not begin a one-life unit-annuity after you attain age 90, nor

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Your CREF Roth IRA Certificate

may you begin a two-life unit-annuity after you or your second participant attain age 90. If your accumulation is less than $5,000 on your annuity starting date, CREF may choose instead to pay your accumulation to you in a single sum.

At any time before you start to receive your income benefit, you may change your annuity starting date to a date after the change, by written notice to CREF as explained in section 68. You may change the annuity starting date to the first of any month after the change, but not to a month after you attain age 90. If you do not choose an annuity starting date, for illustrative purposes, CREF will use the first day of the month that is on or after when you attain age 65.

The above requirements relating to annuity starting dates are not mandated by the minimum distribution rules of IRC section 401(a)(9). The minimum distribution rules of IRC section 401(a)(9) do not apply to this certificate while the participant is alive.

35.	Income options are the ways in which you may have your income benefit paid to you. You may choose the option you want any time before your annuity starting date. You may change your choice any time before payments begin, but once they have begun, the election to begin receiving benefits is irrevocable and no change can be made. Any choice of option or change of such choice must be made by written notice to CREF as explained in section 68. Your right to elect an option or change such election may be limited in accordance with section 65.

The following are the income options from which you may choose. All of them provide an income for you, some provide that payments will continue for the lifetime of a second participant and some provide that payments will continue in any event during a guaranteed or fixed period as explained in section 36. The periodic amount paid to you or a surviving second participant depends on which of these options you choose.

One-life unit-annuity. A payment will be made to you each month for as long as you live. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease at your death. If you include a guaranteed period and you die before the end of that period, monthly payments will continue until the end of that period and then cease.

Two-life unit-annuity. A payment will be made to you each month for as long as you live. After your death, a payment will be made each month to the second participant you have named, for as long as he or she survives you. You cannot change your choice of second participant after your payments begin. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease when you and your second participant have both died. You may choose from among the following forms of two-life unit-annuity.

Full benefit to survivor. At the death of either you or your second participant, the full number of annuity units that would have been paid if you both had lived will continue to be paid to the survivor. If you include a guaranteed period and you and your second participant both die before the end of the period chosen, the full number of annuity units that would have been paid if you both had lived will continue to be paid until the end of that period and then cease.

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Two-thirds benefit to survivor. At the death of either you or your second participant, two-thirds of the number of annuity units that would have been paid if you both had lived will continue to be paid to the survivor. If you include a guaranteed period and you and your second participant both die before the end of the period chosen, two-thirds of the number of annuity units that would have been paid if you both had lived will continue to be paid until the end of that period and then cease.

Half benefit to second participant. The full number of annuity units will continue to be paid as long as you live. After your death, if your second participant survives you, one-half of the number of annuity units that would have been paid if you had lived will continue to be paid to your second participant. If you include a guaranteed period and you and your second participant both die before the end of the period chosen, one-half of the number of annuity units that would have been paid if you had lived will continue to be paid until the end of that period and then cease.

Fixed-period unit-annuity. A payment will be made to you each month for a fixed period you choose that is not less than 5 nor more than 30 years. At the end of the period chosen, no further payments will be made. If you die before the end of the period chosen, the monthly payments will continue until the end of that period and then cease.

Automatic election provision. If on your annuity starting date determined in accordance with section 34 you have not met the requirements for starting your income benefit described in section 34, you will be deemed to have chosen the fixed-period unit-annuity for a period of 5 years, and the first payment will be made as of that date.

36.	Post-mortem payments during a guaranteed or fixed period. Any periodic payments or other amounts remaining due after your death and the death of your second participant, if any, during a guaranteed or fixed period will be paid to the payee named to receive them. You name the payee at the time you choose the income option, as described in section 68. You may later change the named payee. If you choose a two-life unit-annuity, your surviving second participant may change the named payees after your death, unless you direct otherwise.

A payee may choose to receive in one sum the commuted value of any remaining periodic payments that do not involve life contingencies, unless you direct otherwise. If no payee was named to receive these payments, or if no one so named is then living, we will pay the remaining payments due or the commuted value of the remaining periodic payments in one sum to your estate, or to the estate of the last survivor of you and your second participant if you chose a two-life unit-annuity.

If a payee receiving payments during a guaranteed or fixed period option dies while payments remain due, the commuted value of any remaining payments due to that person will be paid to any other surviving payee that you (or your second participant) had named to receive them. If no payee so named is then living, the commuted value will be paid to the estate of the last payee who was receiving these benefit payments.

37.	The number of annuity units payable under each income change method in each account will be determined as of your annuity starting date, in accordance with the Rules of the Fund, on the basis of:

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	A)	the value of your accumulation units in that account under your certificate;
	B)	the income option you choose;
	C)	if you choose a one-life unit-annuity, your age;
	D)	if you choose a two-life unit-annuity, your age and your second participant’s age; and
	E)	the value of that account’s annuity unit for the income change method selected.

If your initial income benefit would be less than $100 a month, CREF will have the right to change to quarterly, semi-annual or annual payments, whichever will result in an initial payment of $100 or more and the shortest interval between payments.

The number of annuity units payable from an account will change to reflect any internal transfers or switches you elect, as described in the Rules of the Fund.

38.	Internal transfers and switches under a unit-annuity. After your annuity starting date, at least once in each calendar year you will have the opportunity to:

	A)	transfer annuity units payable from one CREF account into annuity units payable from another CREF account;
	B)	transfer annuity units payable from one CREF account to receive future income under a comparable TIAA annuity;
	C)	switch annuity units payable under one income change method to the other income change method in the same CREF account.

Contracts and certificates are comparable if they are being paid under the same income option, and have the same participant (annuitant), second participant (second annuitant) if any, and remaining guaranteed period.

The right to transfer or switch is subject to the availability of the unit-annuity or the income change method under the accounts, as described in section 60. Any internal transfer to TIAA is subject to the terms of the comparable TIAA certificate.

PART E: DEATH BENEFIT

39	Payment of the death benefit. If you die before your annuity starting date, the death benefit will be payable to your beneficiary. We must receive the following in a form acceptable to CREF, before any death benefit will be paid:

	A)	proof of your death;
	B)	the choice of a method of payment as provided in section 42; and
	C)	proof of the beneficiary’s age if the method of payment chosen is the one- life unit-annuity.

Payment under the single-sum payment method will be made as of the date we receive these items; payment under any other method of payment will start no later than the first day of the month after we have received these items.

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40.	Naming your beneficiary. Beneficiaries are persons you name to receive the death benefit if you die before your annuity starting date. At any time before your annuity starting date, you may name, change, add or delete your beneficiaries, by written notice to CREF as explained in section 68.

You can name two classes of beneficiaries, primary and contingent, which set the order of payment. At your death, your beneficiaries are the surviving primary beneficiary or beneficiaries you named. If no primary beneficiary survives you, your beneficiaries are the surviving contingent beneficiary or beneficiaries you named.

If a class contains more than one person, the death benefit will be paid in equal shares to the then living persons in the class, unless you’ve explicitly provided otherwise. For example, if you name your spouse as primary beneficiary and your children as contingent beneficiaries, your spouse would receive the death benefit if he or she survived you. But if your spouse did not survive you, then your surviving children would receive the death benefit in equal shares. The share of any named beneficiary in a class who does not survive will be allocated in equal shares to the beneficiaries in such class who do survive, even if you’ve provided for these beneficiaries to receive unequal shares.

The death benefit will be paid to your estate in one sum if you name your estate as beneficiary, if none of the beneficiaries you have named is alive at the time of your death, or if at your death you had never named a beneficiary. If distributions to a named beneficiary are barred by operation of law, the death benefit will be paid to your estate.

41.	Distribution Requirements. If you die after distributions have begun, the remaining portion of your accumulation will continue to be distributed under the income option used prior to your death.

If you die before you have begun distributions, your entire death benefit will be distributed at least as quickly as follows:

	A)	If the designated beneficiary is not your surviving spouse, the entire death benefit will be distributed, starting by the end of the calendar year following the calendar year in which you die, over the remaining life expectancy of the designated beneficiary or, if elected, as explained in C) below. Life expectancy is determined using the designated beneficiary’s age as of his or her birthday in the year following the year of your death.
	B)	If the sole beneficiary is your surviving spouse, the entire death benefit will be distributed, starting by the later of: (1) the end of the calendar year following the calendar year in which you die, and (2) the end of the calendar year in which you would have attained age 70½, over your spouse’s life expectancy or, if elected, as explained in C) below.

If your surviving spouse dies before death benefit payments have begun to the spouse, the death benefit will be distributed to the spouse’s beneficiary, starting by the end of the calendar year following the calendar year in which the spouse dies, over the remaining life expectancy of the spouse’s designated beneficiary or, if elected, as explained in C) below. Life expectancy is determined using the spouse’s designated beneficiary’s age as of his or her birthday in the year following the year your surviving spouse dies.

If your surviving spouse dies after death benefit payments have begun to the spouse, the remaining death benefit will continue to be distributed under the method of payment used prior to the spouse’s death.

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Your CREF Roth IRA Certificate

	C)	If there is no beneficiary or if elected in accordance with A) or B) above, distributions will be completed by the end of the calendar year containing the fifth anniversary of your death or of your surviving spouse’s death before distributions are required to begin as explained in B) above.
	D)	Instead, your surviving spouse may elect to treat this certificate as his or her own if he or she is the sole beneficiary by making a contribution to the certificate, or by failing to begin distributions in accordance with B) above. If such an election is made, the distribution requirements apply as if your spouse were the original owner of the certificate.

Life expectancy, as used in this section, is determined using the Single Life Table set forth in Q&A-1 of section 1.401(a)(9)-9 of the federal income tax regulations or as set forth in any amended or successor regulation. If distributions are being made to a surviving spouse as the sole beneficiary, the spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to the spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the designated beneficiary’s age in the year distributions are required to begin and reduced by one for each subsequent year.

For the purposes of this section, required distributions are considered to start:

	A)	for your surviving spouse, on the beginning date described in B) above; or
	B)	for other beneficiaries, on the beginning date described in A) or B) above.

If distributions start on an irrevocable basis under one of the methods of payment in section 42 of this certificate before a required beginning date, then required distributions are deemed to start on a required beginning date. The methods of payment described in section 42 are designed to meet these requirements.

“Designated beneficiary,” as used in this section, is your oldest primary beneficiary. The beneficiary of a trust may be used if the trust meets the requirements set forth in the federal income tax regulations.

42.	Methods of payment are the ways in which your beneficiary may receive the death benefit. You may choose the method of payment and change your choice at any time before payments begin. After your death, your beneficiary may change the method chosen by you, if you so provide. If you do not choose a method of payment, your beneficiary will make the choice when he or she becomes entitled to payments. If the amount of the death benefit due to any one beneficiary is less than $5,000, CREF may change the method of payment for the portion of the death benefit payable to that beneficiary to the single-sum payment method. The right to elect a method or change such election is subject to the distribution requirements described in section 41 and may be limited in accordance with section 65.

A beneficiary may not begin to receive the death benefit under the one-life unit-annuity method after he or she attains age 90. If you die before your annuity starting date and have chosen the one-life unit-annuity method for a beneficiary who has attained age 90, he or she must choose another method. Your beneficiary can transfer all or part of your accumulation to TIAA in order to receive that portion of the death benefit under a method of payment offered by TIAA. Such transfer can be for all of an accumulation or for any part thereof not less than $1,000. Any choice of method or change of such choice must be made by written notice to CREF, as explained in section 68.

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CREF Roth IRA
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Your CREF Roth IRA Certificate

Generally, the distribution of the death benefit under any method of payment must be made over the lifetime of your beneficiary or over a period not to exceed your beneficiary’s life expectancy.

The distribution of the death benefit under a method of payment must be made in such a form and begin at such date as meets the requirements of the IRC and the regulations thereunder. If such method of payment has not been chosen to begin by that date, payments will be made to your beneficiary under a method of payment in accordance with the requirements of the IRC and any regulations thereunder.

The following are the methods of payment:

Single-sum payment. The death benefit will be paid to your beneficiary in one sum.

One-life unit-annuity. A payment will be made to your beneficiary each month for life. A guaranteed period of 10, 15 or 20 years may be included. If a guaranteed period isn’t included, all payments will cease at the death of your beneficiary. If a guaranteed period is included and your beneficiary dies before the end of that period, monthly payments will continue until the end of that period and then cease, as explained in section 44.

Fixed-period unit-annuity. A payment will be made to your beneficiary each month for a fixed period of not less than 5 nor more than 30 years, as chosen. At the end of the period chosen the entire death benefit will have been paid out. If your beneficiary dies before the end of the period chosen, the monthly payments will continue until the end of that period and then cease, as explained in section 44.

43.	The number of annuity units payable to a beneficiary from each account under each income change method will be determined as of the date the unit-annuity begins, in accordance with the Rules of the Fund, on the basis of:

	A)	the value of your accumulation units in that account under your certificate;
	B)	the method of payment chosen for the death benefit;
	C)	if the method chosen is the one-life unit-annuity, the age of your beneficiary;
	D)	the value of that account’s annuity unit for the income change method selected.

The number of annuity units payable from an account will change to reflect any internal transfers or switches a beneficiary elects as described in the Rules of the Fund. If any method chosen would result in an initial payment of less than $100 a month, CREF will have the right to require a change in choice that will result in an initial payment of at least $100.

44.	Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of your beneficiary during a guaranteed or fixed period will be paid to the payee named by you or your beneficiary to receive them, by written notice to CREF as explained in section 68. The commuted value of these payments may be paid in one sum unless we are directed otherwise.

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Your CREF Roth IRA Certificate

If no payee has been named to receive these payments, or if no one so named is living at the death of your beneficiary, the commuted value will be paid in one sum to your beneficiary’s estate.

If a payee receiving these payments dies before the end of the guaranteed or fixed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

45.	Internal transfers and switches available to a beneficiary. If your beneficiary is receiving unit-annuity income under this certificate from a death benefit method, he or she will have the same opportunity to transfer or switch as you would have had under an income option, as described in section 38.

PART F: INTERNAL TRANSFERS

46.

Internal transfers. You may transfer your entire accumulation in a CREF account under your certificate, or any part thereof not less than $1,000, to purchase accumulation units in one of the other CREF accounts under your certificate, or to your companion TIAA contract. If you have an accumulation in your companion TIAA contract, you may transfer from that contract to this certificate. Any internal transfer to or from TIAA is subject to the terms of your companion TIAA contract. CREF reserves the right to limit internal transfers from each account to not more than one in a calendar quarter.

          An internal transfer will be effective as of the end of the business day in which we receive your written request for an internal transfer. You may defer the effective date of the internal transfer until any valuation day following the date on which we receive your request. CREF will determine all values as of the end of the effective date. You can’t revoke a request for an internal transfer after its effective date.

47.

Systematic transfers. You may elect to have transfers made on a systematic basis. Systematic transfers may be made semi-monthly, monthly, quarterly, semi-annually or annually. Semi-monthly transfers are made twice a month, with the second payment scheduled 14 days after the first payment. You choose which day the transfer will be made, except that if the date of a scheduled transfer is not a business day, the transfer will be made on the following business day. Transfers will continue until you tell us to stop or your accumulation in the selected account is insufficient to support the transfer. Systematic transfers are subject to all the provisions described above for transfers, except that a reduced minimum amount of $100 applies to such transfers.

48.	Crediting internal transfers. Internal transfers to a CREF account purchase accumulation units as of the end of the effective date of the internal transfer, in accordance with the Rules of the Fund.

49.

Internal transfer to begin income from TIAA. You may transfer all or part of your accumulation units from a CREF account under your certificate to TIAA to purchase a guaranteed lifetime annuity income with benefits beginning immediately. Such transfers may be made at any time on or before your annuity starting date. The guaranteed benefit for the TIAA contract will be determined on whichever of these bases produces the largest guaranteed payments:

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Your CREF Roth IRA Certificate

	A)	(1) interest at the effective annual rate of 2%;

(2)

mortality according to the Annuity 2000 mortality table (TIAA Merged Gender Mod A), with ages set back one year for each completed year between January 1, 1997 and the effective date of the internal transfer; and

(3) a charge of 3.5% for expenses and contingencies;

	B)	the basis applicable to internal transfers to the Traditional Annuity under your companion TIAA contract on the effective date of the internal transfer; or

	C)	the interest rate, mortality table, and charge for contingencies and expenses in use for any individual single premium immediate annuities being offered by TIAA when the payments start.

PART G: LUMP-SUM BENEFITS

50.	Availability of the lump-sum benefit. You may, subject to the limits described below, withdraw as a lump-sum benefit all or part of a specified account’s accumulation units. If you choose the lump-sum benefit, we will pay your accumulation, or any part thereof not less than $1,000. CREF reserves the right to limit lump-sum benefits from each account to not more than one per calendar quarter.

51.	Effective date of a lump-sum benefit. Any choice of lump-sum benefit must be made by written notice to CREF on or before the day your income benefits begin, as explained in section 68. A lump-sum benefit will be effective as of the business day on which we receive your request for a lump-sum benefit, in a form acceptable to CREF.

You may choose to defer the effective date of the lump-sum benefit until any valuation day following the date on which we receive your request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. You can’t revoke a request for a lump-sum benefit after its effective date.

52.	Payment of a lump-sum benefit. A lump-sum benefit may be paid:

	A)	to you as a cash withdrawal;

	B)	to another funding vehicle used to fund a Roth IRA.

53.	Systematic withdrawals. You may elect to have lump-sum benefits made on a systematic basis. Systematic withdrawals may be made semi-monthly, monthly, quarterly, semi-annually or annually. Semi-monthly withdrawals are made twice a month, with the second payment scheduled 14 days after the first payment. You choose which day the lump-sum benefit will be paid, except that if the date of a scheduled lump-sum benefit is not a business day, it will be paid on the following business day. Withdrawals will continue until you tell us to stop or until the portion of your accumulation available for withdrawal in the selected account is insufficient to support the benefit. Systematic withdrawals are subject to all the provisions described above for lump-sum benefits, except that a reduced minimum amount of $100 applies.

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CREF Roth IRA
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Your CREF Roth IRA Certificate

PART H: GENERAL PROVISIONS

54.

Report of accumulation. At least once each year, we will provide you with a report for the calendar year just ended. It will show the value of your accumulation (death benefit) and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

55.	Ownership. You own this certificate. During your lifetime, you may, to the extent permitted by law, exercise every right given by it without the consent of any other person.

56.

No assignment, transfer or loans. Neither you nor any other person may assign, pledge, or transfer ownership of this certificate or any benefits under its terms. Any such action will be void and of no effect. This certificate does not provide for loans.

57.	Exclusive benefit. This certificate is established for the exclusive benefit of you or your beneficiaries.

58.

Protection against claims of creditors. The benefits and rights accruing to you or any other person under this certificate are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

59.

Non-forfeiture of benefits. Amounts payable under this certificate will not be less than the minimum required as of the date of issue by any statute of the state or other jurisdiction in which this certificate was delivered. Your accumulation and any benefits purchased cannot be forfeited under this certificate.

60.

CREF's right to stop offering an account, unit-annuities from an account, or an income change method for unit-annuities from an account. CREF can delete or stop providing unit-annuities in any account, including any future accounts, except the Stock Account and the Money Market Account. CREF can also stop providing unit-annuities payable under either the annual or monthly income change method from any current or future CREF account.

          If you have accumulation units in an account that is deleted, you must transfer them to another CREF account. If you do not make a choice, CREF will transfer your accumulation units to the CREF Money Market Account, where you can leave them or subsequently transfer them in accordance with transfer provisions then applicable.

          If you have annuity units payable from an account that is deleted or in which CREF stops providing unit-annuities, you must transfer them to another CREF account that maintains annuity units or to TIAA in accordance with the provisions of Part F. If you do not make a choice, CREF will transfer your annuity units to the CREF Money Market Account, where you can leave them or subsequently transfer them in accordance with transfer provisions then applicable.

If you have annuity units payable under an income change method from an account and CREF stops providing that income change method, you must:

A) switch those annuity units to the other income change method in the same account;

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Your CREF Roth IRA Certificate

	B)	transfer them to another CREF account then offering the same income change method; or

	C)	transfer them to TIAA in accordance with the provisions of Part F.

If you do not tell us to transfer or switch your annuity units, we will switch them to the other income change method in the same account.

At any time, CREF can switch any annuity units payable under the annual income change method in any CREF account to the monthly income change method.

          All elections and choices made in connection with an income option or method of payment of the death benefit and in effect as of the date of transfer will remain in effect. The number of annuity units in the account to which the unit-annuity is transferred will be determined in accordance with the Rules of the Fund.

61.	Payment to an estate, trustee, etc. CREF reserves the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that isn’t a natural person. CREF won’t be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under the certificate.

If you designate a trustee of a trust as beneficiary, CREF is not obliged to inquire into the terms of the underlying trust or any will.

If death benefits become payable to the designated trustee of a testamentary trust, but:

	A)	no qualified trustee makes claim for the benefits within nine months after your death; or

	B)	evidence satisfactory to CREF is presented at any time within such nine- month period that no trustee can qualify to receive the benefits due,

payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of your estate.

If benefits become payable to an inter-vivos trustee (i.e. a person appointed to execute a trust created during an individual’s lifetime), but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of your estate.

Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy CREF’s payment obligations under this certificate to the extent of such payment.

62.	Service of process upon CREF. We will accept service of process in any action or suit against us on this certificate in any court of competent jurisdiction in the United States or Puerto Rico provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

63.	Benefits based on incorrect data. If the amount of benefits is determined by data as to a person’s age or any other factor that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by CREF, adjustments will be made in accordance with the Rules of the Fund.

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64.	Proof of survival. CREF reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of this certificate is alive on the date any benefit payment is due. If this proof is not received after it has been requested in writing, CREF will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life unit-annuity CREF has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the effective rate of 6% per year, has been recovered.

65.	Compliance with laws and regulations. CREF will administer your certificate to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of your certificate. You cannot elect any benefit or exercise any right under your certificate if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation.

The choice of income option, annuity starting date, beneficiary or second participant, method of payment of the death benefit, and the availability of internal transfers and lump-sum benefits as set forth in this certificate are subject to the applicable restrictions and distribution requirements of the IRC, and any rulings and regulations issued under the IRC.

66.	Right to amend. CREF reserves the right to change this certificate from time to time in order to comply with the IRC and the regulations relating to a prototype or valid Roth IRA. If you do not agree to such a change, this certificate may fail to be a qualified Roth IRA under the prototype to which the Internal Revenue Service approval letter and serial number apply. When required by law, CREF will obtain the approval for such amendment from any appropriate regulatory authority.

67.	Premium received in error, reliance on information from you. CREF will refund the accumulated value of any premium received that is not an IRA amount, as required by law. CREF is entitled to rely on information you provide regarding any premium you remit to this certificate. CREF shall be held harmless for any action taken in reliance on such information.

68.	Procedure for elections, changes, and requests for benefits. You (or your beneficiaries after your death) have to make any choice or changes available under your certificate in a form acceptable to CREF at our home office in New York, NY, or at another location that we designate. If you (or your beneficiaries after your death) send us a notice changing your beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed even if you (or any other signer) then die before the notice actually reaches CREF. Any other notice will take effect as of the date CREF receives it. If CREF takes any action in good faith before receiving the notice, we won’t be subject to liability even if our acts were contrary to what you told us in the notice. All benefits are payable at our home office in New York, NY, or at another location that we designate. If you have any questions about your certificate or inquiries about our service, or if you need help to resolve a problem, you can contact us at the address or phone number below.

CREF
[730 Third Avenue
New York, NY 10017-3206
Telephone: 800 842-2733]

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Your CREF Roth IRA Certificate

Individual Flexible Premium Deferred Variable Unit-Annuity
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CREF Roth IRA
Some provisions may vary in some states.